FILE COPY

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

No. 2728936

I hereby certify that

PAYMENTSHIELD LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the Company is limited.

Given under my hand at the Companies Registration Office, Cardiff the 6 JULY 1992

[illegible] L. PARRY

an authorised officer

HC007B